Exhibit 23.3
CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERT
August 23, 2011
Eloqua Limited
1921 Gallows Road, Suite 250
Vienna, VA 22182
Ladies and Gentlemen:
In relation to a Registration Statement on Form S-1 being filed on or around the week of August 22, 2011, we hereby consent to the inclusion of and reference to (including under the heading “Experts”) the name Timan, LLC, and our reports, or information contained therein, prepared for Eloqua Limited, including those dated February 6, 2009, April 24, 2009, August 19, 2009, October 24, 2009, January 21, 2010, June 3, 2010, August 26, 2010, October 29, 2010, March 4, 2011, June 10, 2011, June 30, 2011, July 26, 2011 and August 22, 2011.
Sincerely,
Timan, LLC
By: /s/ Victor Gilberti
Title: Vice President